UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2020

CONSTELLATION BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
207 High Point Drive, Building 100, Victor, NY 14564
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code   (585) 678-7100

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	STZ	New York Stock Exchange
Class B Common Stock	STZ.B	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 7.01	Regulation FD Disclosure.
On June 25, 2020, Constellation Brands, Inc. (“Constellation”) issued a news release, a copy of which release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference, announcing that as part of its Wine and Spirits Transformation, it has signed separate agreements to divest the Paul Masson Grande Amber Brandy brand and the Nobilo Wine brand.

References to Constellation’s website and/or other social media sites or platforms in the release do not incorporate by reference the information on such websites, social media sites or platforms into this Current Report on Form 8-K, and Constellation disclaims any such incorporation by reference. The information in the news release attached as Exhibit 99.1 is incorporated by reference into this Item 7.01 in satisfaction of the public disclosure requirements of Regulation FD. This information is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and is not otherwise subject to the liabilities of that section. Such information may be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references the information incorporated by reference herein.

Item 8.01	Other Events.
Effective as of June 24, 2020, Constellation, Sazerac Investments, LLC and Sazerac Company, Inc. entered into an asset purchase agreement (the “PMGA Asset Purchase Agreement”) pursuant to which Sazerac Investments, LLC agreed to acquire the Paul Masson Grande Amber Brandy brand, related inventory and interests in certain contracts in a transaction with an estimated aggregate purchase price value of approximately $255 million (the “PMGA Transaction”). This aggregate purchase price, payable to Constellation in cash and calculated pursuant to the PMGA Asset Purchase Agreement, is subject to certain purchase price and closing adjustments. The PMGA Asset Purchase Agreement contains customary representations, warranties, covenants and indemnities for a transaction of this type and also contemplates that as a condition to closing, the Federal Trade Commission will accept for public comment a consent order relating to the previously disclosed transaction between Constellation and E. & J. Gallo Winery (“Gallo”) regarding the sale to Gallo of a portion of Constellation’s wine and spirits business principally consisting of various brands having a retail price of $11.00 and below, and certain other related assets (the “Gallo Wine and Spirits Transaction”). The PMGA Transaction is subject to regulatory clearance. It is also expected that Sazerac Investments, LLC will provide certain trademark licenses to Gallo and receive certain transition services from Constellation in relation to the purchased assets.

Constellation, Sazerac Investments, LLC and Sazerac Company, Inc. have also agreed that they intend to consummate the PMGA Transaction even in the event the Gallo Wine and Spirits Transaction is terminated and does not close. To that end, Constellation, Sazerac Investments, LLC and Sazerac Company, Inc. have agreed that in such event they will amend and restate the PMGA Asset Purchase Agreement to, among other things, remove all references to the Gallo Wine and Spirits Transaction, include a requirement to make all required filings under applicable competition laws, and provide that Sazerac Investments, LLC will provide certain trademark licenses to Constellation in relation to the purchased assets.

Nothing in the PMGA Asset Purchase Agreement or the PMGA Transaction is intended to confer upon any person other than Constellation, Sazerac Investments, LLC or Sazerac Company, Inc. any right or remedy under or by reason of the PMGA Asset Purchase Agreement or the PMGA Transaction.

Item 9.01	Financial Statements and Exhibits.
For the exhibit that is furnished herewith, see the Index to Exhibits immediately following.

INDEX TO EXHIBITS

Exhibit No.	Description

(99)	ADDITIONAL EXHIBITS

(99.1)	News Release of Constellation Brands, Inc. dated June 25, 2020 (filed herewith).

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2020	CONSTELLATION BRANDS, INC.

	By:	/s/ Garth Hankinson
Garth Hankinson
Executive Vice President and Chief Financial Officer